 Exhibit 23.1

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

_______________

(801) 447-9572 FAX (801) 447-9578

To Whom It May Concern:

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated April 11, 2016 in S-1 dated October 21, 2016 on the balance sheet of American Cannabis Company, Inc. for the year ended December 31, 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2015.

In addition, we consent to the reference to us under the heading "Experts" in the S-1 Amendment 1.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah

October 21, 2016